Exhibit 23.01

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO ● MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated April 14, 2011, except for notes 14(b), 14(c), 24 and related disclosures, which are as of November 18, 2011, on the consolidated financial statements of Anhui Taiyang Poultry Co., Inc. (the “Company”) for the fiscal years ended December 31, 2010 and 2009, included in the Form S-1 registration statement being filed by the Company on December 21, 2011.

/s/ SCHWARTZ LEVITSKY FELDMAN LLP

Toronto, Ontario, Canada	Chartered Accountants
December 21, 2011	Licensed Public Accountants

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